As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Histogen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-3183915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

Histogen Inc. 2007 Stock Plan

Histogen Inc. 2017 Stock Plan

Histogen Inc. 2020 Incentive Award Plan

(Full title of the plans)

Richard W. Pascoe

Chief Executive Officer and President

Histogen Inc.

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

(858) 526-3100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Larry Nishnick

DLA Piper LLP (US)

4365 Executive Drive

Suite 1100

San Diego, CA 92121

(858) 677-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Histogen Inc. 2020 Incentive Award Plan	6,000,000(2)	$4.29(3)	$25,740,000.00	$3,341.05
Common Stock, $0.0001 par value per share, issuable pursuant to outstanding options granted under the Histogen Inc. 2017 Stock Plan	660,624	$4.96(4)	$3,276,695.04	$425.32
Common Stock, $0.0001 par value per share, issuable pursuant to outstanding options granted under the Histogen Inc. 2007 Stock Plan	598,348	$1.10(4)	$658,182.80	$85.43

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of the registrant that become issuable under the Histogen Inc. 2007 Stock Plan, the Histogen Inc. 2017 Stock Plan, and the Histogen Inc. 2020 Incentive Award Plan (collectively, the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock.

(2)	Represents shares of Common Stock reserved for future issuance pursuant to future awards under the Histogen Inc. 2020 Incentive Award Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on June 23, 2020, a date within five business days prior to the filing of this Registration Statement.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

On May 26, 2020, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020 (the “Merger Agreement”), by and among Histogen Inc. (f/k/a Conatus Pharmaceuticals Inc.) (the “Registrant”), Histogen Therapeutics Inc. (f/k/a Histogen Inc.), a Delaware corporation (“Histogen Therapeutics”), and Chinook Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Histogen Therapeutics, with Histogen Therapeutics becoming a wholly-owned subsidiary of the Registrant (the “Merger”). In connection with said merger, the Registrant assumed the Histogen Inc. 2017 Stock Plan and the Histogen Inc. 2007 Stock Plan. On May 21, 2020, the Registrant’s stockholders approved the Histogen Inc. 2020 Incentive Award Plan, including the shares of Common Stock reserved for issuance thereunder. The Registrant has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of Common Stock issuable pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 11, 2020;

(b)

The Registrant’s  prospectus filed on April 1, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 declared effective April 1, 2020, as amended (File No. 333-236332), which contains audited financial statements of the Registrant as of December 31, 2019 and 2018, the two latest fiscal years for which such statements have been filed, and pro forma financial information for the year ended December 31, 2019, including all material incorporated by reference therein;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 1, 2020;

(d)

The Registrant’s Current Reports on Form 8-K filed with the SEC on (i) January 28, 2020, (ii) March 30, 2020, (iii) May 7, 2020, (iv) May 21, 2020, (v) May 27, 2020 (as amended on June  26, 2020), (vi) May 28, 2020 and (vii) June  1, 2020; and

(e)

The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-36003), filed with the SEC on July 12, 2013, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this Registration Statement). Requests for such information should be directed to:

Histogen Inc.

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

(858) 526-3100

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6—Indemnification and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Histogen’s amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Histogen’s amended and restated bylaws provide that Histogen will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Histogen) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at Histogen’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Histogen’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Histogen’s amended and restated bylaws also provide that Histogen will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in Histogen’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at Histogen’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Histogen’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Histogen, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by Histogen against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Histogen has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require Histogen, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of Histogen’s directors or officers, or any of Histogen’s subsidiaries or any other company or enterprise to which the person provides services at our request.

Histogen maintains a general liability insurance policy that covers certain liabilities of directors and officers of its corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Conatus Pharmaceuticals Inc. (incorporated by reference to the Form 8-K filed on August 1, 2013).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Conatus Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 27, 2020).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Conatus Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on May 27, 2020).

3.4	Amended and Restated Bylaws, dated May 26, 2020 (incorporated by reference to Exhibit 3.3 to the Form 8-K filed on May 27, 2020).

4.1	Histogen Inc. 2007 Stock Plan (incorporated by reference to Exhibit 10.45 to the Registration Statement on Form S-4, as amended (Reg. No. 333-236332) filed on February 7, 2020).

4.2	Histogen Inc. Form of Stock Option Agreement (2007 Stock Plan) (incorporated by reference to Exhibit 10.46 to the Registration Statement on Form S-4, as amended (Reg. No. 333-236332) filed on February 7, 2020).

4.3	Histogen Inc. 2017 Stock Plan (incorporated by reference to Exhibit 10.43 to the Registration Statement on Form S-4, as amended (Reg. No. 333-236332) filed on February 7, 2020).

4.4	Histogen Inc. Form of Stock Option Agreement (2017 Stock Plan) (incorporated by reference to Exhibit 10.44 to the Registration Statement on Form S-4, as amended (Reg. No. 333-236332) filed on February 7, 2020).

4.5	Histogen Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed on May 27, 2020).

4.6	Form of Stock Option Grant Notice and Option Agreement (2020 Incentive Award Plan) (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on May 28, 2020).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 26, 2020.

HISTOGEN INC.

By:	/s/ Richard W. Pascoe
Richard W. Pascoe Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard W. Pascoe his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Pascoe	Chief Executive Officer, President and Director	June 26, 2020
Richard W. Pascoe	(Principal Executive Officer)

/s/ Susan A. Knudson	Chief Financial Officer and Executive Vice President	June 26, 2020
Susan A. Knudson	(Principal Financial and Accounting Officer)

/s/ Steven J. Mento, Ph.D.	Director	June 26, 2020
Steven J. Mento, Ph.D.

/s/ Daniel L. Kisner, M.D.	Director	June 26, 2020
Daniel L. Kisner, M.D.

/s/ Stephen Chang, Ph.D.	Director	June 26, 2020
Stephen Chang, Ph.D.

/s/ David H. Crean, Ph.D.	Director	June 26, 2020
David H. Crean, Ph.D.

/s/ Jonathan Jackson	Director	June 26, 2020
Jonathan Jackson

/s/ Brian M. Satz	Director	June 26, 2020
Brian M. Satz

/s/ Hayden Yizhuo Zhang	Director	June 26, 2020
Hayden Yizhuo Zhang